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                                                                    EXHIBIT 99.1


October 4, 2004

Contacts:    Joel Littman
             Communications & Power Industries, Inc.
             650-846-3096



               COMMUNICATIONS & POWER INDUSTRIES TO ACQUIRE ECONCO

PALO ALTO, CA, AND WOODLAND, CA; OCTOBER 4, 2004 - Communications & Power Industries, Inc. (CPI) today announced that it has signed a definitive agreement to acquire ECONCO Broadcast Service, Inc. from the founders and controlling shareholders of the company. Terms were not disclosed. The transaction is expected to close by the end of October.

ECONCO is the world's leading provider of rebuilding services for vacuum electron devices (VEDs), allowing broadcasters and other users of these critical products to extend the life of their devices, at a cost that is lower than buying a complete new VED. ECONCO was established in 1968, and in the intervening 37 years has developed methods for rebuilding a vast array of VEDs manufactured by most of the leading VED OEMs. ECONCO serves over 10,000 customers from all corners of the globe.

CPI is the nation's leading provider of vacuum electron devices (VEDs), satellite communications amplifiers, medical imaging generators, and other related equipment for defense and commercial applications. Since the founding of its predecessor company (Varian) in the 1940s, CPI has established its leadership position in VEDs, providing products and technology critical to state-of-the-art defense, medical, communications, industrial and scientific applications.

"We are very pleased to join CPI, the world's most respected company in its field, and one with a long and distinguished heritage. Under CPI's global umbrella, ECONCO will flourish and grow," said David Elliot, President of ECONCO. David, his management team, and the current workforce of ECONCO will join CPI as part of the transaction.
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"We are delighted to have ECONCO become part of CPI. We have similar operating philosophies, complimentary products and services, and both have a long history of providing optimized solutions to our customers," said Joe Caldarelli, CEO of CPI. "We welcome the entrepreneurial spirit that has made ECONCO successful, and expect that CPI's global sales and service coverage will enhance ECONCO's ability to serve its broad customer base."

Headquartered in Palo Alto, CA, CPI's operations fall within five divisions:
Microwave Power Products, Satcom, Communications & Medical Products, EIMAC, and Beverly Microwave Products. CPI maintains manufacturing facilities in the east and west coasts of the United States, as well as Canada, and has a worldwide sales, marketing and service network.

Communications & Power Industries, Inc. is a world leader in the development, manufacture and distribution of products for systems used to generate, amplify and transmit high-power/ high-frequency microwave and radio frequency signals. End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of false signals for electronic countermeasures; and transmission and amplification of voice, data and video signals for terrestrial and satellite broadcasting, internet and telecommunications. CPI's products are also used in cancer therapy, medical imaging, industrial processes, and high energy accelerators for scientific research.

The Cypress Group L.L.C., along with senior management, acquired CPI in January 2004, with a stated interest in stimulating internally generated growth, as well as growth through carefully chosen acquisitions. ECONCO is the first such acquisition. This acquisition is being funded from internally generated funds, and will not require an increase or drawdown of any of CPI's borrowing facilities.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding CPI's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in our Form 10-K for the most recently ended fiscal year.